                                                                 Exhibit 99.16

FDA Grants Pre-Market Approval (PMA) to intacs (trademark), KeraVision's Non-Laser Option for Treating Myopia

First FDA-approved non-laser surgical product is new option for 22 million nearsighted Americans

Fremont, CA (April 12, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, announced today that it has received Food and Drug Administration (FDA) approval to sell KeraVision (registered trademark) Intacs for the treatment of myopia (nearsightedness) in the U.S.

Developed over 13 years at an investment of nearly $100 million, the Intacs technology offers an alternative to eyeglasses, contact lenses and irreversible refractive surgery for a number of people. KeraVision's myopia product is also under development to possibly treat hyperopia (farsightedness) and astigmatism -- the two most common vision problems after myopia.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "We see Intacs as the beginning of a new category of vision correction. Intacs are the non-laser option designed especially for mild nearsightedness. By making Intacs removable, KeraVision can offer consumers the possibility for permanent correction but without having to make a permanent choice."

Loarie continued, "Because Intacs offer the possibility of excellent visual outcomes without the need to cut or remove tissue from the optical zone, we believe KeraVision's product will change the way people think of vision correction surgery. We intend to make these unique attributes the basis for building the Intacs franchise in the U.S., the No. 1 vision correction surgery market."

53 percent of Intacs patients see better than 20/20

In U.S. clinical studies, more than half of Intacs patients achieved better than 20/20 vision and nearly three out of four saw at least 20/20. A total of 97 percent saw at least 20/40 -- the vision standard in most states for receiving a driver's license. Data are based on 410 Intacs treatments for mild myopia (-1.0 to -3.0 diopters of correction) that were followed for one year.

Known during clinical studies as the KeraVision (registered trademark) Ring or ICRS (registered trademark) (Intrastromal Corneal Ring Segments), Intacs are tiny, clear, precision-engineered, polymer crescents that are placed in the eye during an approximately 15-minute outpatient procedure. The removable crescents are intended to reshape the cornea so that light rays are properly focused on the retina.

U.S. Product Launch

The company plans to commence commercialization upon receipt of pending 510K clearance for a few selected instruments. KeraVision has taken the following steps to prepare for the U.S. launch of Intacs for myopia:

        Surgeon training. Six sites have been established to train U.S. surgeons in the Intacs treatment: Atlanta, Houston, Kansas City, San Diego, Santa Monica, CA, and St. Louis. Each site is headed by a prominent ophthalmic surgeon who will lead the training. To promote optimum clinical results, the company will proctor surgeons once they return home and begin performing the Intacs treatment.

        Sales team. The company has hired 11 direct sales representatives and four manufacturers' representatives, all considered leaders in the ophthalmic sales field. Their initial focus will be on what the company believes to be the fastest growing vision correction surgery markets where excimer laser procedures have already gained acceptance. As a value-added service, the sales team will work with individual surgeons to help build their overall vision correction surgery business.

        Market development. A multi-media advertising campaign is being tested in a major Canadian market and is intended for use in the U.S.
As surgeons are trained in the Intacs treatment, the company intends to help create consumer awareness with locally-oriented advertising and publicity activities.

        Initial revenue base. Intacs are expected to be commercially available immediately in 13 markets consisting mainly of cities where the Intacs clinical studies were conducted, including: Atlanta, Fayetteville, AR, Houston, Kansas City, Los Angeles, Minneapolis, New York, Portland, OR, San Diego, San Francisco, St. Louis, Tampa and Washington, DC. The company expects to enter other U.S. markets as it trains additional surgeons.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness). These products offer alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, market acceptance of KeraVision Intacs, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in